Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 19, 2002 on our audit of the financial statements of Quintara Funds and to all references to our firm, included in or made a part of this Form N-1A.



/s/ Arthur Andersen LLP
------------------------
ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
February 19, 2002